APPENDIX A
SERIES OF THE TRUST
(each a "Fund")
Updated: March 10, 2016

1.	Arin Large Cap Theta Fund

2.	Cavalier Dividend Income Fund

3.	Cavalier Dynamic Growth Fund

4.	Cavalier Fundamental Growth Fund

5.	Cavalier Global Opportunities Fund

6.	Cavalier Hedged Equity Fund

7.	Cavalier Hedged High Income Fund

8.	Cavalier Multi Strategist Fund

9.	Cavalier Stable Income Fund

10.	Cavalier Tactical Rotation Fund

11.	Crescent Large Cap Macro Fund

12.	Crescent Mid Cap Macro Fund

13.	Crescent Strategic Income Fund

14.	Goodwood SMID Cap Discovery Fund

15.	Matisse Discounted Closed-End Fund Strategy

16.	QCI Balanced Fund

17.	Roumell Opportunistic Value Fund

18.	SCS Tactical Allocation Fund

19.	The Sector Rotation Fund

20.	Sirius S&P Strategic Large-Cap Allocation Fund

21.	SF Group Core Plus Fund

22.	SF Group Corporate Fixed Income Fund

23.	SF Group High Yield Fund

24.	SF Group Multi-Sector Fixed Income Fund

25.	SF Group Short Duration Fixed Income Fund

26.	SF Group Select Growth Equities Fund